Exhibit 2.3
                              ARTICLES OF MERGER



THIS IS TO CERTIFY:

      1. PARTIES. Pursuant to the terms of that certain definitive Agreement and Plan of Reorganization dated June 20, 1997 (the "Agreement"), Euro-Tel, Inc. ("ETI") a corporation formed pursuant to the laws of the State of Colorado, has acquired all of the issued and outstanding common voting stock of PharmaSystems Cost Containment Corp. ("PSC"), a corporation formed pursuant to the laws of the State of Florida, effective June 20, 1997 (the "Effective Date").

      2. APPROVAL. The terms of the Agreement and the Plan of Merger were approved by the affirmative vote of the Boards of Directors and Shareholders of both ETI and PSC, respectively, pursuant to unanimous consents or meetings of the same held pursuant to proper notice (or waiver thereof) on April 29, 1997 and June 20, 1997 (ETI share, and dir., resp.) and June 14, 1997 (PSC).

      3. SHARE EXCHANGE. The Agreement provides that all of the shareholders of PSC, representing 3,372,584 issued and outstanding common shares, shall exchange their respective shares for an aggregate of 18,000 000 shares of ETI common stock, to be distributed to each PSC shareholder pro rata to their respective ownership in PSC at the Effective Date. Immediately prior to the Effective Date, there were 500,000 common shares of ETI issued and outstanding, which shall be increased as a result of a 4:1 forward stock split, to 2,000,000 common shares.

      4. SERVICE. For purposes herein, all notices and service of process for ETI may be effectuated by tendering the same to Aurelio Alonso, PharmaSystems Holding Corp., 7350 NW 7th St., Suite 104, Miami, Florida 33126.

      5. SURVIVING ENTITY. Pursuant to the terms of the Agreement, ETI shall be the surviving entity and, upon the Effective Date and upon filing of these Articles of Merger with the Colorado Secretary of State and issuance of an applicable Certificate of Merger by the Secretary of State for the State of Colorado, PSC shall cease to exist as a bona fide Florida corporation.

      6.     NAME   CHANGE.   Pursuant   to  the   affirmative   vote  of  the
shareholders of ETI, the ETI Articles of Incorporation shall be amended to reflect a change in ETI's name to "PharmaSystems Holdings Corp."

      7. COUNTERPARTS. These Articles of Merger may be executed in counterparts, each of which shall be deemed to be an original document, but together shall be deemed to constitute only one agreement.



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Executed this 20th day of June, 1997.

EURO-TEL INC.                             PHARMASYSTEMS COST
                                          CONTAINMENT CORP.

By: /s/ Andrew I. Telsey                By: /s/ Jose L. Rodriguez
    ----------------------------            --------------------------------
    Andrew I. Telsey, President             Jose L. Rodriguez, President